        EXHIBIT 10.1

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) is made as of October 5, 2020 by and between Thomas J. DeRosa (“Executive”) and Welltower Inc., a Delaware corporation (the “Company”).
    WHEREAS, Executive and the Company entered into the Amended and Restated Employment Agreement, dated April 13, 2020 (the “Employment Agreement”), and Executive is currently serving as the Company’s Chief Executive Officer;

    WHEREAS, Executive has been granted equity awards or equity-based awards (“Equity Awards”) under (i) the Amended and Restated Welltower Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”) pursuant to the 2016-2018 Long-Term Incentive Program (the “2016-2018 LTIP”) and (ii) the Welltower Inc. 2016 Long-Term Incentive Plan (the “2016 Equity Plan”) pursuant to each of the 2017-2019 Long-Term Incentive Program (the “2017-2019 LTIP”), 2018-2020 Long-Term Incentive Program (the “2018-2020 LTIP”), 2019-2021 Long-Term Incentive Program (the “2019-2021 LTIP”) and the 2020-2022 Long-Term Incentive Program (the “2020-2022 LTIP” and, together with the 2016-2018 LTIP, 2017-2019 LTIP, 2018-2020 LTIP, 2019-2021 LTIP and 2020-2022 LTIP, the “LTIP Programs”; and the LTIP Programs, together with Executive’s award agreements or other grant documents governing each such Equity Award, the “LTIP Documents”).
WHEREAS, the Company and Executive have determined that it is in the best interests of both parties for Executive to resign from his positions at the Company;

    WHEREAS, the parties acknowledge and agree that Executive’s separation is a “Qualified Termination” under the LTIP Programs (as such term is defined in the LTIP Programs); and

    WHEREAS, in consideration for Executive’s execution and non-revocation of this Agreement, the Company shall pay to Executive the payments described in Section 5(a) of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree with each other as follows:

1.TERMINATION DATE.
a.Executive’s last day of employment with the Company is October 5, 2020 (the “Termination Date”). Effective as of the Termination Date, Executive also hereby resigns all other positions Executive holds (i) with the Company, (ii) with any of the Company’s direct and indirect subsidiaries and/or affiliates, or (iii) with any other organization as to any position held at the request of, as a representative of, or for the benefit of the Company (provided that Executive may continue to serve as an advisor to Primetime Partners). Executive hereby resigns as a member of the Board of Directors of the Company (the “Board”). Executive agrees to take any additional necessary steps and sign any additional documentation that may be reasonably requested by the Company in order to give full effect or confirmation of such resignations.
b.The Employment Agreement is terminated as of the Termination Date.
c.As of the Termination Date, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or represent the Company.
2.PAYMENTS UPON TERMINATION. Within sixty (60) days following the Termination Date, or such earlier or later time as required by law or indicated below in this Section 2, the Company shall provide for the following to Executive:
a.Base Compensation (at an annualized rate of $1,250,000) that is accrued, but unpaid, through the Termination Date;

b.any accrued but unpaid PTO through the Termination Date;
c.any vested benefits payable to Executive under the terms of any deferred compensation, incentive, retirement or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan (including, but not limited to, (x) the settlement of the fully vested restricted stock units granted to Executive pursuant to the Performance-Based Restricted Stock Unit Grant Agreement, dated July 30, 2014, by and between Executive and the Company that were automatically deferred under such agreement and (y) any other equity award that is currently outstanding to the extent vested prior to the Termination Date);
d.any expenses owed to Executive under Sections 4(d) and 4(e) of the Employment Agreement; and
e.any additional payments and benefits owed to Executive under any written plan, program, agreement, corporate governance document, or other arrangement of the Company or any of its affiliates in effect prior to the Termination Date in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000).
3.PAYMENTS FOLLOWING SEPARATION. The following payments (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s compliance with the following conditions (A) and (B), all of which must be satisfied in full in order for the payments set forth below in this Section 3 to be earned: (A) Executive’s execution and delivery of this Agreement, including the release attached hereto as Exhibit B (the “Release”), and the Release having become effective and irrevocable in accordance with its terms, on or before November 3, 2020 (the “Severance Requirement”); and (B) Executive not having breached the covenants and other obligations set forth in Sections 5(a), 5(b), 5(c), 5(d), 5(e) and 5(f) of this Agreement or, with respect to breaches prior to the Termination Date, Sections 9 and 10 of the Employment Agreement (collectively, the “Restrictive Covenants”), which breach (i) has resulted in meaningful harm to the Company’s business or reputation in the case of breaches of Sections 5(a), 5(b), 5(c), 5(d), and 5(f) of this Agreement and of Section 9 and 10 of the Employment Agreement or (ii) has resulted in material harm to the Company’s business or reputation in the case of a breach of Section 5(e). In the event that the parties have executed this Agreement but the Release fails to become effective and irrevocable in accordance with its terms for any reason, the Company shall pay Executive an amount equal to Two Thousand Five Hundred Dollars ($2,500), which shall provide consideration for this Agreement. Notwithstanding the foregoing, any benefits payable under the LTIP Documents shall be governed by the terms of such Documents and the separate Waiver and Release of Claims required thereunder, which is attached hereto as Exhibit C and shall be executed in accordance with the times set forth therein and become effective and irrevocable in accordance with its terms. Executive shall have no obligation to execute any other or additional releases of claims, including as a condition for receiving any additional payments or benefits, except for those releases set forth as Exhibit B and Exhibit C.
a.a series of semi-monthly severance payments over the twenty-four (24) month period commencing immediately following the Termination Date and concluding no later than October 17, 2022, each semi-monthly payment in an amount equal to one-twenty fourth (1/24th) of $3,750,000 (i.e., the sum of (i) Executive’s annual Base Compensation, as in effect on the Termination Date, which is $1,250,000, and (ii) Executive’s target annual cash bonus opportunity, as in effect on the Termination Date, which is 200% of Executive’s Base Compensation or $2,500,000);.
b.a pro-rated portion of the annual bonus that Executive would have earned for 2020 if Executive had remained employed for the entire year, based on the number of days in 2020 that have elapsed as of the Termination Date (the “Earned Amount”), payable at the time that the Company pays bonuses to its executive officers for 2020; provided, that (i) the individual performance component of this annual bonus will be scored at Executive’s target amount for purposes of determining the Earned Amount, (ii) the corporate performance component of this annual bonus will be determined based upon the Company’s performance compared to the pre-established performance goals, and (iii) the Earned Amount shall not be subject to any adjustment by the Compensation Committee of the Board (the “Compensation Committee”) though the exercise of any discretion or authority inconsistent with the preceding clauses (i) and (ii); provided, further, that such Earned Amount shall only be paid after the Compensation Committee has approved bonuses payable for the 2020 calendar year but that, in no event, shall such Earned Amount be paid later than March 15, 2021;
c.all of Executive’s outstanding Equity Awards with time-based vesting shall become fully vested;

d.treatment of all of Executive’s Equity Awards that are subject to performance-based vesting shall be determined in accordance with the applicable LTIP Documents as further described in Exhibit A;
e.continued coverage under the health plans maintained by the Company under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) in which Executive participated as of the Termination Date for the period during which Executive elects to receive such continuation coverage under Section 4980B of the Internal Revenue Code (the “Code”) at an after-tax cost to Executive comparable to the cost that Executive would have incurred for the same coverage had he remained employed during such period; provided, however, that the benefit set forth in this Section 3(e) is contingent on Executive’s timely election of continuation coverage as provided under the Consolidated Omnibus Budget Reconciliation Act of 1986, as set forth in Sections 601-609 of ERISA.

f.following the period during which Executive would be entitled to continuation coverage under Section 4980B of the Code, as described under (e) above, Executive will be solely responsible for obtaining health insurance coverage for Executive and Executive’s qualified beneficiaries. The Company will reimburse Executive for the amount of premiums Executive pays to obtain coverage under one or more health plans (including medical, dental and vision coverage) until the date that Executive becomes eligible for Medicare, up to a maximum monthly amount equal to the Company’s monthly cost under (e) above determined as of September 2020. Reimbursements shall be made no later than 30 days following the date on which submission of proof of payment is received by the Company, but in no event later than the last day of the calendar year following the year in which the expense was incurred. Such reimbursements shall also comply with Section 409A of the Code as required in order to allow Executive to avoid the imposition of additional income taxes under Section 409A to be imposed on any such reimbursements; and
g.at the Company’s sole cost and expense, the Company will provide Executive with (i) suitable furnished office space in a city or town selected by Executive at a location selected by the Company after taking into consideration the suggestions of Executive (provided that such office space shall not be located in any of the Company’s facilities or properties), (ii) suitable secretarial support (including reasonable access to Executive’ current executive assistant), (iii) Company IT support comparable to that provided to the Company’s non-employee directors, in each case until the end of the calendar month in which occurs the first anniversary of the Termination Date. The parties acknowledge and agree that Executive shall be permitted to retain the phone number currently assigned to his current company-issued mobile phone. The Company shall also provide Executive with support and assistance in implementing a transition from Company to personal electronic communications devices, including Executive’s mobile phone, laptop and iPad.
The Company confirms that Exhibit A is a correct and complete list of all of Executive’s outstanding restricted stock units or other equity based awards with time-based vesting or performance-based vesting. The Company agrees to promptly notify Executive in writing of any trading or other applicable legal restrictions or limitations on his ability to sell or transfer Company shares received pursuant to such awards, as well as the lapse of such restrictions or limitations, in each case under (1) Section 16 of the Securities Exchange Act of 1934, as amended, (2) Rule 144 promulgated under the Securities Act of 1933, as amended, or (3) the terms of the Company’s Insider Trading Policy made available to Executive as of the date hereof.
All payments to be made, vesting restrictions to be lifted, or settlements to occur pursuant to Sections 3(c) and 3(d) shall be made, lifted or occur on the first business day following the date that is sixty (60) days following the Termination Date (except as otherwise expressly provided in the applicable LTIP Documents). The payments set forth in Section 3(a) shall commence on the 60th day following the Termination Date, with the first payment including all amounts accrued through such date, and shall continue until the date that the aggregate amount set forth in Section 3(a) has been paid to Executive, which date shall occur on or before October 17, 2022.
4.CONDITIONS OF PAYMENTS.
a.If the Severance Requirement is not satisfied on or before November 3, 2020, the Company will have no obligation to make the payments set forth in Section 3 of this Agreement, except as otherwise provided therein.
b.If Executive violates the Restrictive Covenants, and such violation has caused meaningful harm to the Company in the case of breaches of Sections 5(a), 5(b), 5(c), 5(d), and 5(f) of this Agreement or has caused material harm to the Company in the case of a breach of Section 5(e), then (i) the Company’s obligations to provide the payments under Section 3 of this Agreement will immediately cease, (ii) Executive shall be obligated to return to the Company any compensation paid or provided to Executive pursuant to Section 3 of this Agreement, less an amount equal to Two Thousand Five Hundred Dollars ($2,500), which shall provide consideration for this Agreement and the Release, and (iii) the Company will be entitled to obtain all other remedies provided by law or in equity.
5.COVENANTS BY EXECUTIVE. The covenants contained in this Section 5 are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Executive and the Company or any of its affiliates.
a.Protection of Confidential Information. Executive hereby agrees that he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below). Executive further agrees that, upon the Termination Date, all Confidential Information in his possession that is in written or other tangible form shall (with the Company’s assistance as reasonably requested by Executive) be returned to the Company or destroyed and shall not be retained by Executive or furnished to any third party, in any form except as provided in this Agreement. Notwithstanding the foregoing, this Section 5(a) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information. As used in this Agreement, “Confidential Information” means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Company’s business plans and financial information, marketing plans, and business opportunities. Except as otherwise expressly provided in this Agreement with respect to the restrictive covenants set forth in Sections 9 and 10 of the Employment Agreement, nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company.
Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations to the Company) or after the Termination Date shall constitute a misappropriation of the Company’s trade secrets.
Executive agrees that Confidential Information gained by Executive during Executive’s association with the Company has been developed by the Company through substantial expenditures of time, effort and money and constitutes valuable and unique property of the Company. Executive recognizes that because his work for the

Company brought him into contact with confidential and proprietary information of the Company, the restrictions of this Section 5(a) are required for the reasonable protection of the Company and its investments. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company for a reasonable period after the Termination Date, as further provided in Section 5(b).
Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.
Nothing in this Agreement or elsewhere shall prevent Executive from: (i) cooperating with, or participating in, any investigation conducted by any government agency at the request or with the written consent of the Company; (ii) making truthful statements, or disclosing documents and information, either (x) to the extent reasonably necessary in connection with any litigation, arbitration or other proceeding involving Executive’s rights or obligations under this Agreement or (y) when required by law or legal process; (iii) retaining and using documents and information relating to Executive’s personal rights and obligations and Executive’s rolodex (and electronic equivalents) in a manner consistent with Executive’s obligations under the non-competition, non-solicitation, and other restrictions expressly set forth in this Agreement, excluding this Section 5(a) and Section 5(e), and in the case of Executive’s confidentiality obligations under this Section 5(a) in a manner that does not cause meaningful harm to the Company’s business or reputation and in the case of Section 5(e) in a manner that does not cause material harm to the Company’s business or reputation ; (iv) disclosing Executive’s post-employment restrictions and obligations in confidence in connection with any potential new employment or business venture; (v) disclosing documents and information in confidence to Executive’s attorney(s), financial advisor(s), tax preparer(s), and other professional(s) (individually a “Professional” and collectively “Professionals”) for the purpose of securing professional advice, with instructions to respect Executive’s confidences and not act in a manner that would violate Executive’s obligations hereunder if such Professional were the Executive; or (vi) using and disclosing documents and information at the request of the Company or its attorneys and agents. To the extent that Executive intends to disclose or use Confidential Information not at the request of, or with the written consent of, the Company under (ii)(y) above, including in response to a valid and effective subpoena or order issued by a court of competent jurisdiction or a governmental authority, Executive agrees to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request; (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required or permitted by the Company, exercise his reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which the Company so designates, provided that any such efforts to obtain an order or other reliable assurance shall be at the Company’s sole expense.
Executive affirms that Executive has not divulged any proprietary or confidential information of the Company in violation of Sections 9 or 10 of the Employment Agreement or in violation of any other legal obligation that Executive has to the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or common law. Executive further affirms that Executive is not aware of and has not reported any allegations of wrongdoing by the Company or its officers or directors, including any allegations of corporate fraud, to a Government Agency or other person, and therefore has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or directors, including any allegations of corporate fraud.

b.Non-Competition. Executive hereby agrees that he will not, during the one-year period following the Termination Date (the “Restricted Period”), engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals. Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Executive provides services to an enterprise that has some activities that compete with the Company or any of its affiliates in any area described above and other activities that do not compete with the Company or any of its affiliates in any of the areas described above, then so long as Executive provides services exclusively to the portion of such enterprise that does not compete with the Company and its affiliates, Executive will not be deemed to be engaged in a competitive business activity as described in this Section 5(b).
c.Non-Solicit of Employees. During the Restricted Period, Executive will be prohibited, to the fullest extent not prohibited by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in the recruitment for employment, contractor or consulting opportunities anyone who is employed at that time by the Company or any subsidiary or affiliate.
d.Mutual Non-Disparagement; Communications Collaboration. Executive will not make, or authorize anyone else to make on Executive’s behalf, any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its strategy, operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company. Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The Company agrees not to make, and shall direct its directors and executive officers not to make, any disparaging or untruthful remarks or statements, whether oral or written, about Executive, including comments to the press, television, radio, or other media or other external persons or entities. The Company and Executive shall cooperate in good faith with one another to develop written and oral announcements (internal and external) communicating Executive’s separation, and communication strategies relating to Executive’s departure. Executive shall have the ability to comment on any such announcements and communications strategies, but the Company shall make all final decisions on these matters.
e.Return of Company Materials.
i.Definition of Electronic Media Equipment and Electronic Media Systems. For purposes of this Agreement, “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. Additionally, “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for Executive’s use directly by the Company or by third-party providers on behalf of the Company.
ii.Return of Company Property. Executive understands and agrees that anything that he created or worked on for the Company while working for the Company belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission or as otherwise expressly provided in this Agreement. Accordingly, except as otherwise expressly provided in this Agreement, on or as promptly as reasonably practicable after the Termination Date, and with the Company’s assistance as reasonably requested by Executive, Executive will deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of Confidential Information, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, lists, books, client contact information, reports, files, proposals, lists, correspondence, specifications, software, any other documents and property, and reproductions of any of the foregoing items, including, without limitation and with the Company’s assistance as reasonably requested by Executive, those records maintained on a cloud storage network, provided, however that in the case of documents and information he may (with the Company’s assistance as reasonably requested by Executive) delete/destroy the documents and information rather than return them.
iii.Return of Company Information on Personal Electronic Media Equipment. In addition, if Executive has used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Executive agrees, as promptly as reasonably practicable after the Termination Date, and with the Company’s assistance as reasonably requested by Executive , to make a reasonable search for such information in good faith, including reviewing (with the Company’s assistance as reasonably requested by Executive ) any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if he locates such information, he agrees to promptly (with the Company’s assistance as reasonably requested by Executive and in the Company’s determination) either (x) delete it or (y) provide the Company a computer-useable copy of all such Company information from those equipment and systems or a reasonable opportunity to create such a copy; and he agrees to cooperate reasonably with the Company to verify that any necessary copying is completed and that such Company information has then been destroyed.
iv.Breach of Section 5(e). To the extent the Company reasonably believes there is a breach of Section 5(e) and to the extent such breach of Section 5(e) is curable, the Company will give Executive written notice of such breach and a period of not less than ten (10) business days to substantially cure the same. Additionally, to the extent Executive determines he is in breach of Section 5(e), he shall notify the Company and substantially cure such breach within ten (10) business days of determining such breach. If Executive substantially cures the breach discussed in this Section 5(e)(v) within such cure period, he will be deemed to be in compliance with Section 5(e).
v.Exceptions. Notwithstanding anything in this Agreement or elsewhere to the contrary, Executive shall be permitted to retain, and use, his Company-provided cellular phone (including his current cellular phone number), iPad, laptop and printer. Such equipment shall be characterized as personal Electronic Media Equipment or personal Electronic Media Systems and shall be subject to the requirements applicable to such equipment or media systems under this Section 5(e). For the avoidance of doubt, Executive shall also be permitted to retain documents and information described in the penultimate paragraph of Section 5(a) of this Agreement under the terms and conditions set forth therein.
f.While employed by the Company and during the Restricted Period, Executive will communicate the contents of this Section 5 to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.
g.The parties agree that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 5(a) through 5(f) of this Agreement and accordingly agree that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, or to obtain specific performance, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages through arbitration in accordance with Section 6 below.

h.Notwithstanding the restrictions set forth in this Section 5, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, this Agreement does not prohibit Executive from making disclosures that are required or permitted by applicable law.
6.ARBITRATION. Except as otherwise provided in Section 5(g) above, all claims, disputes, questions, or controversies arising out of or relating to this Agreement or Executive’s employment with the Company, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules and Mediation Procedures (and not its National Rules for the Resolution of Employment Disputes), or successor rules then in effect (the “Rules”). Any arbitration will be held in the State of New York, County of New York, and will be conducted and administered by AAA or, in the event AAA does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and the Company will select a mutually acceptable, neutral arbitrator from the AAA panel of arbitrators in accordance with the Rules. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential. In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.
7.SECTION 409A.
a.This Agreement is intended to comply with Section 409A of the Code and will be administered and interpreted in a manner intended to comply with Code Section 409A. Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (“Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, Executive shall have no duties after the Termination Date that are inconsistent with his having had a Separation from Service on or before the Termination Date.
b.Any payment scheduled to be made under this Agreement that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following the Termination Date will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day following such six-month period or, if earlier, on the date of Executive’s death. Furthermore, if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will avoid such accelerated or additional tax, or otherwise such payment or other benefits shall be restructured in a manner, determined by the Company in consultation with Executive, that does not cause such an accelerated or additional tax.
c.To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Code Section 409A.
d. Notwithstanding any contrary provision herein, Executive’s right to any payment (including each installment payment) under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.
e.The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7; provided that the Company shall not have any liability to Executive with respect thereto absent a breach by the Company of this Section 7, and the Company’s employees or representatives shall not have any liability to Executive with respect thereto.
8.COOPERATION. To the extent reasonably requested by the Board or Executive’s successor as Chief Executive Officer of the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall promptly pay, or promptly reimburse Executive for, all reasonable expenses incurred by him in connection with such cooperation.
9.NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.
10. D&O INSURANCE. For at least six (6) years after the Termination Date, Executive shall be entitled to receive coverage under the directors’ and officers’ liability insurance policy (or policies) otherwise maintained by the Company for its present or former officers or directors, and such coverage shall be no less favorable than the coverage provided to the Company’s other present or former officers or directors; provided, that nothing contained herein shall (i) obligate the Company to maintain a directors’ and officers’ liability insurance policy (or policies) for its present or former officers or directors or (ii) entitle Executive to receive coverage from the Company that is more favorable than the coverage provided by the Company to its other present or former officers or directors.
11.INDEMNIFICATION. The Company and Executive shall, contemporaneously with the execution of this Agreement, enter into the form of indemnification agreement set forth as Exhibit D.
12.PAYMENT OF SALARY AND RECEIPT OF ALL BENEFITS. Executive acknowledges and represents that, to the best of his knowledge, other than the consideration set forth or otherwise referenced in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, PTO, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
13.INTEGRATED AGREEMENT. This Agreement, including all exhibits, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including but not limited to the Employment Agreement, except as expressly set forth herein (e.g., treatment of certain equity awards pursuant to the LTIP Documents per Section 3(d) hereof). Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies to the extent provided in such policies, including but not limited to the Company’s Code of Business Conduct and Ethics and its Employee Handbook, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with the Company or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
14.TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled. Executive acknowledges that (i) the Company has made no representation to Executive as to the tax treatment of any compensation or benefits to be paid to Executive under this Agreement and (ii) except as otherwise expressly provided herein, the Company has no obligation to “gross-up” any amount payable to Executive under this Agreement for taxes payable by Executive thereon.
15.SURVIVAL. Except as mutually agreed in writing in accordance with Section 17 below, all the covenants, agreements, provisions, representations and warranties contained in this Agreement shall survive indefinitely.
16.WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
17.MODIFICATION. This Agreement may not be modified or terminated unless such modification or termination is embodied in writing, signed by the party against whom the modification is to be enforced.
18.NOTICE. Except as otherwise expressly provided in this Agreement, any notice to either party hereunder shall be in writing and delivered in person or otherwise sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company:
Welltower Inc.
4500 Dorr Street
Toledo, OH 43615
Attention: Legal Department

with a copy (which shall not constitute notice to the Company) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: Stephen W. Fackler, Esq.

    If to the Executive, at the address on file with the Company’s Human Resources
    Department, with a copy (which shall not constitute notice to Executive) to:

Morrison Cohen LLP
    909 Third Avenue, 27th Floor

    New York, NY 10022
    Attn: Robert M. Sedgwick, Esq.

    The actual date of delivery, as shown by written receipt therefor in the case of notices delivered by mail or courier, shall determine the date on which notice was given. Neither party may use any method of overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, that does not allow the sender to be informed of the date of delivery of such notice.

19.ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets or the business of the Company;provided, that any assignee immediately assumes the liabilities, obligations and duties of the Company under this Agreement, either by operation of law or by a written agreement that is enforceable by Executive. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement; provided that, in the event of Executive’s death or a judicial determination of Executive’s incapacity, references to Executive in this Agreement shall be deemed, where appropriate, to be references to his heir(s), designated beneficiary(ies), estate, executor(s), or other legal representative(s).
20.SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the parties.
21.GOVERNING LAW. This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.
22.COUNTERPARTS. This Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
23.ATTORNEYS’ FEES. The Company will pay, or reimburse Executive for, any and all attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and documentation of this Agreement, such payment or reimbursement to be made promptly upon (and no more than thirty (30) days after) receipt by the Company of an invoice and customary supporting documentation for such fees and costs. Such payments and reimbursements shall not exceed, in the aggregate, an amount equal to (x) $30,000 plus (y) any amount of fees and costs in excess of $30,000 that Executive reasonably incurs.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, effective as of the day and year first written above.

WELLTOWER INC.		EXECUTIVE
/s/Matthew McQueen		/s/Thomas J. DeRosa
Name:	Matthew McQueen	Thomas J. DeRosa
Title:	Senior Vice President – General Counsel and Corporate Secretary

[Signature Page to the Separation Agreement]